Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIALS AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***]

LSI INDUSTRIES INC.

FISCAL YEAR 2024

SHORT-TERM INCENTIVE PLAN

Effective : August 16, 2023

The Fiscal Year 2024 Short-Term Incentive Plan (STIP) is designed to motivate executives to achieve the LSI Industries Inc. (Company) fiscal year 2024 (FY24) operating plan and its Adjusted EBITDA and Net Sales objectives. The STIP has been approved by the Company’s Compensation of the Board of Directors Committee (Compensation Committee). The FY24 STIP provides for the payment of cash incentive awards to executives if the stated Adjusted EBITDA and Net Sales metrics set forth herein are achieved.

1.

Bonus Potential. The bonus potential is a percentage payout based on the Company’s attainment of the FY24 financial metrics for Adjusted EBITDA and Net Sales. The STIP sets for a Threshold (or minimum), Target and Maximum goals to be achieved in FY24 for each metric. If the threshold amount is not achieved for any performance metric, there shall be no payout under such metric. The payout matrix is attached as EXHIBIT “1” hereto. Below is a summary:

1.1	Adjusted EBITDA Component

Threshold: [***]

Target: [***]

Maximum: [***]

1.2	Net Sales Component

Threshold: [***]

Target: [***]

Maximum: [***]

2.	Performance Mix. The STI payout shall be based eighty percent (80%) on achievement of the Adjusted EBITDA metric and twenty percent (20%) on achievement of the Net Sales metric.

3.

Payout Potential by Executive. The Compensation Committee has assigned each executive a STIP Target percentage of Base Salary. The Target Assignment is set forth on Exhibit “2” hereto. The bonus amount is based on a percentage of the executive’s base salary or annual hourly wages. An executive may not be moved to a different position category unless a formal request has been submitted and approved by the CEO.

The threshold is paid at 50% of Target and the Maximum is paid at 200% of Target. The actual STIP award payout will be interpolated between the percentages set forth in Exhibit “1” based on actual results.

4.	Retention of Discretion. The Compensation Committee maintains the discretion to award additional bonuses.

5.	Examples. Examples of the manner in which the payout shall be calculated under the FY24 STIP are set forth on the attached Exhibit “3.”

6.	General Terms and Conditions. The following terms and conditions govern the STIP:

A.

The STIP covers all executives of the Company and its subsidiaries except for certain sales executives who participate in individual commission-based or quota-based bonus plans unique to such executives’ sales territory or vertical. An executive who participates in a commission-based or a quota-based bonus plan is not eligible to participate in the STIP, except as permitted in the discretion of the CEO.

B.

STIP incentive award payments to Named Executive Officers and other Corporate Officers shall be approved by the Company’s Compensation Committee. The CEO may make discretionary modifications of the calculated STIP incentive award of non-Named Executive Officers and Corporate Officers to decrease or increase an executive’s bonus for special objectives or subjective circumstances. An executive must be employed on the date of the payment of the STIP in order to be eligible to receive a STIP payment.

C.	Definitions:

“Adjusted EBITDA” is defined as the Company’s consolidated earnings before interest, taxes, depreciation and amortization expenses as adjusted for certain unusual or non-recurring items. The Company’s Adjusted EBITDA will be as reported in the Company’s Annual Report on Form 10-K for FY24 and as approved by the Compensation Committee.

“Base Salary” is the sum of the weekly salary actually paid to the employee during the fiscal year.

“Net Sales” is the number reported as such in the Company’s financial statements on Form 10-K for FY24 and as approved by the Compensation Committee.

“Retire” means to retire from the Company at or after the age of 62 and at least 5 years of service.

D.

The Company’s fiscal year commences July 1st and concludes on June 30th. Executives hired after July 1st and before April 1st will have their STIP prorated to the number of days employed in the fiscal year. Executives hired after March 31st will not be eligible to participate in the STIP.

E.

At the discretion of the CEO in consultation with the EVP of Human Resources, any type of lengthy leave of absence could result in a pro-rata reduction of the calculated award. Leaves of absence may include time away from work for reasons of short-term disability, FMLA leave, military leave, or other leave of absence.

F.

If an executive Retires or becomes disabled (as defined by Social Security) or deceased during the fiscal year, the Company may consider a pro-rated incentive award payment based upon the actual amount of base salary received during the fiscal year prior to the date of retirement, disability or death.

G.

STIP Incentive award payments can be subject to assignment laws and other laws that require payment of the incentive award to other than the executive (IRS tax levies, child support arrearages, etc.). The Company will comply with all such applicable assignment laws.

H.

The STIP does not create or imply the existence of a contract of employment. The Company reserves the right to amend, reduce, modify, interpret or discontinue all or any part of the STIP with or without reason as the Compensation Committee deems advisable in its sole and absolute discretion.

I.	An executive’s actual base salary paid on the last day of FY24 shall be used to calculate the incentive amount that may be awarded under the STIP.

EXHIBITS/EXAMPLES

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